                                   EXHIBIT 28


              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            2000 PROPERTY APPRAISALS

Cushman & Wakefield recently completed market value appraisals of UMHCIF's four properties as of March 2000. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:



                                              MARCH 00         MARCH 99          VARIANCE
PROPERTY                                    APPRAISALS        APPRAISALS            IN %

Aztec Estates, FL                           $21,400,000       $21,100,000          1.4%
Kings Manor, FL                              10,900,000        10,700,000          1.9%
Old Dutch Farms, MI                          10,375,000        10,000,000          3.8%
Park of Four Seasons, MN                     16,000,000        15,500,000          3.2%
                                             ----------        ----------        -------

GRAND TOTAL:                                $58,675,000       $57,300,000          2.4%

Other Comparisons versus March 2000 Appraisal:
----------------------------------------------

Original Cash Purchase Price of Properties:  26,400,000                          +122.3%


                     2000 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2000 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each unit, based on the following assumptions:

-       Sale of the Properties in March 2000 for there appraised value.
-       Costs and selling expenses are 3.0% of the sale price.
-       Amount payable to creditors other than the mortgage debt, is negligible.
-       Tax consequences of a sale are not taken into consideration.




Calculations:
-------------

March 2000 appraised value of the properties:                 $58,675,000
                                                              -----------

Minus:   Costs and selling expenses (3.0%):                     1,760,250
         Mortgage Debt:                                        32,879,105
         Sellers' Contingent Purchase Price:                    1,970,000 *
                                                                ---------

Net Sale Proceeds:                                            $22,065,645
                                                              ===========

Limited Partners' Share of Net Sales Proceeds (80.0%)         $17,652,516

ESTIMATED CURRENT NET ASSET VALUE PER UNIT:                        $588
                                                                 ======


* Reflects the $1,500,000 partial payment of Contingent Purchase Price which was paid on May 15, 1997 out of operating cash reserves.